FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 22, 2012	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FISCAL 2013 FIRST QUARTER RESULTS,
DECLARES DIVIDEND OF $0.15 PER COMMON SHARE

Highlights:

•
Preliminary first quarter earnings per common share (diluted) reported at $.72, down from $1.21 in the year ago period, as average fully-diluted common shares outstanding increased from 2.2 million in the year ago period to 3.3 million in the current quarter, and net income available to common shareholders decreased to $2.4 million, as compared to $2.6 million in the year ago period.  The increase in average shares outstanding was a result of the common stock offering completed in November 2011.  Earnings per common share (diluted) were up $.04, from the $.68 reported for the fourth quarter of fiscal 2012, the linked quarter.

•
For the first quarter, the Company generated an annualized return on average assets of 1.42% and an annualized return on average common equity of 12.6%, as compared to 1.62% and 22.0%, respectively, for the same period of the prior year.  In the fourth quarter of fiscal 2012, the linked quarter, the annualized return on average assets was 1.29%, and the annualized return on average common equity was 12.4%.

•
Net interest margin for the first quarter was 4.30%, down from the 4.42% reported for the year ago period, but up from the net interest margin of 3.94% for the fourth quarter of fiscal 2012, the linked quarter.

•	Noninterest income was down 5.1% for the first quarter, compared to the year ago period, and down 3.0% from the fourth quarter of fiscal 2012, the linked quarter.
•	Noninterest expense was up 9.4% for the first quarter, compared to the year ago period, and up 1.6% from the fourth quarter of fiscal 2012, the linked quarter.
•	The Company posted net loan growth of $25.2 million, or 4.3%, during the first quarter; deposits decreased $12.9 million, or 2.2%, as we utilized cash and brought down our cost of funds.
•	Non-performing assets and non-performing loans increased during the period, as the Company worked through the resolution process of several previously classified credits.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the first quarter of fiscal 2013 of $2.4 million, a decrease of $225,000, or 8.6%, as compared to $2.6 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The decrease was attributable primarily to an increase in noninterest expense, an increase in provision for loan losses, and decreases in net interest income and noninterest income.  Preliminary net income available to common shareholders was $.72 per fully diluted common share for the first quarter of fiscal 2013, a decrease of 40.4%, as compared to the $1.21 per fully diluted common share earned during the same period of the prior fiscal year.  The decrease was primarily the result of higher average fully diluted common shares outstanding following the common stock offering completed in November 2011.  Before the dividend on preferred shares of $195,000, preliminary net income for the first quarter of fiscal 2013 was $2.6 million, a decrease of $260,000, or 9.1%, as compared to the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on October 16, 2012, declared its 74th consecutive quarterly dividend on common stock since the inception of the Company.  The cash dividend of $.15 per common share will be paid on November 30, 2012, to common stockholders of record at the close of business on November 15, 2012.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first quarter of fiscal 2013, with total assets increasing $4.4 million, or 0.6%, to $743.6 million at September 30, 2012, as compared to $739.2 million at June 30, 2012.  Balance sheet growth was primarily due to growth in loan balances, funded by reductions in cash and available-for-sale investment balances, and by increases in borrowings, partially offset by lower deposit balances.

Available-for-sale investments decreased $3.2 million, or 4.2%, to $72.0 million at September 30, 2012, as compared to $75.1 million at June 30, 2012.  Decreases in US agency obligations and mortgage-backed securities, partially offset by an increase in municipal obligations, accounted for the reduction.  Cash and equivalents were down $24.4 million, or 73.1%.

Loans, net of the allowance for loan losses, increased $25.2 million, or 4.3%, to $608.7 million at September 30, 2012, as compared to $583.5 million at June 30, 2012.  Loan balances were up due primarily to increases in commercial real estate and residential real estate loans.

Non-performing loans were $5.5 million, or 0.89% of gross loans, at September 30, 2012, as compared to $2.4 million, or 0.41% of gross loans, at June 30, 2012; non-performing assets were $6.8 million, or 0.91% of total assets, at September 30, 2012, as compared to $4.0 million, or 0.54% of total assets, at June 30, 2012. Our allowance for loan losses at September 30, 2012, totaled $8.1 million, representing 1.31% of gross loans and 147% of non-performing loans, as compared to $7.5 million, or 1.27% of gross loans, and 312% of non-performing loans, at June 30, 2012.  The increase in non-performing loans was due a single relationship, previously classified, for which $2.6 million was moved to nonaccrual status during the quarter ended September 30, 2012.  The loans were secured by commercial real estate and a single family residence.  For these loans (and all other impaired loans), the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at September 30, 2012, is adequate, based on that measurement.

Total liabilities increased $2.1 million to $646.6 million at September 30, 2012, an increase of 0.3% as compared to $644.5 million at June 30, 2012.  This growth was primarily the result of an increase in Federal Home Loan Bank (FHLB) advances, partially offset by a decline in the balance of deposit accounts and securities sold under agreements to repurchase.

Deposits decreased $12.9 million, or 2.2%, to $571.9 million at September 30, 2012, as compared to $584.8 million at June 30, 2012.  Decreased balances were noted primarily in certificate of deposit and interest-bearing transaction accounts.  The average loan-to-deposit ratio for the first quarter of fiscal 2013 was 105.3%, as compared to 99.5% for the same period of the prior fiscal year.

FHLB advances were $42.5 million at September 30, 2012, up $18.0 million, or 73.5%, from $24.5 million at June 30, 2012.  At September 30, 2012, FHLB borrowings included $18.0 million in short-term borrowings; no short-term borrowings were outstanding at June 30, 2012.  Securities sold under agreements to repurchase totaled $22.9 million at September 30, 2012, as compared to $25.6 million at June 30, 2012, a decrease of 10.5%.  At both dates, the full balance of repurchase agreements was held by local small business and government counterparties.

The Company’s stockholders’ equity increased $2.3 million, or 2.4%, to $97.0 million at September 30, 2012, from $94.7 million at June 30, 2012.  The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2012, was $7.4 million, a decrease of $58,000, or 0.8%, as compared to the same period of the prior fiscal year.  The decrease was attributable to a lower net interest margin, as we saw this measure decline to 4.30% in the current quarter, as compared to 4.42% in the year ago period.  The decrease in net interest margin was partially offset by an increase in our average interest-earning asset balances, which were up 1.9% as compared to the same period of the prior fiscal year.  In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and substantially all of the liabilities of the former First Southern Bank (the Acquisition).  Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition declined from $1.2 million in the first quarter of fiscal 2012 to $528,000 in the first quarter of fiscal 2013.  The change in this component reduced net interest income by $648,000 and net interest margin by 38 basis points for the current quarter as compared to the year ago period.  The Company expects the impact of the fair value discount accretion to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay.

The provision for loan losses for the three-month period ended September 30, 2012, was $611,000, as compared to $517,000 in the same period of the prior fiscal year.  As a percentage of average loans outstanding, provision for the current three-month period represents an annualized charge of 0.41%, as compared to 0.37% for the same period of the prior fiscal year.  The increase in provision for the first quarter of fiscal 2013, as compared to the same period of the prior fiscal year, was attributed to strong loan growth, slight increases in classified credits, and an increase in past-due and nonperforming credits.  Net charge offs for the three-month period ended September 30, 2012, were 0.01% of average loans, as compared to 0.14% for the same period of the prior fiscal year.

The Company’s noninterest income for the three-month period ended September 30, 2012, was $1.1 million, a decrease of $57,000, or 5.1%, as compared to the same period of the prior fiscal year.  The decrease was attributed primarily to inclusion in the prior period’s result of the settlement of a legal claim obtained in the Acquisition.  Apart from that item, increased deposit account charges and fees (resulting from transaction account growth and increased NSF activity), increases in the cash value of bank-owned life insurance (resulting from an additional investment in such policies in March 2012), and higher bank card network interchange revenues (resulting from additional bank card transaction volume) were partially offset by lower gains on secondary market loan sales.

Noninterest expense for the three-month period ended September 30, 2012, was $4.1 million, an increase of $355,000, or 9.4%, as compared to the same period of the prior fiscal year.  The increase was primarily attributable to higher compensation and occupancy expenses, and reduced gains on the sale of foreclosed real estate, and was partially offset by a decline in the cost of providing internet and mobile banking services.  The efficiency ratio for the three-month period ended September 30, 2012, was 48.8%, as compared to 44.0% for the same period of the prior fiscal year.  The deterioration for the three-month period was the result of a 1.3% decrease in revenues, combined with a 9.4% increase in noninterest expense.

The income tax provision for the three-month period ended September 30, 2012, was $1.1 million, a decrease of $303,000, or 21.0%, as compared to the same period of the prior fiscal year.  The decline was attributed primarily to a decrease in pre-tax income, as well as a decline in the effective tax rate, from 33.6% in the first quarter of fiscal 2012, to 30.6% in the first quarter of fiscal 2013.  The decrease in the effective tax rate was attributed to continued investments in tax-advantaged assets, and the lower level of pre-tax income.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	September 30, 2012	June 30, 2012

Cash and equivalents	$11,160,000	$34,694,000
Available for sale securities	71,974,000	75,127,000
Membership stock	3,820,000	3,019,000
Loans receivable, net	608,689,000	583,465,000
Bank-owned life insurance	16,083,000	15,957,000
Intangible assets	1,353,000	1,458,000
Premises and equipment	13,086,000	11,347,000
Other assets	17,427,000	14,122,000
Total assets	$743,592,000	$739,189,000

Deposits	$571,884,000	$584,814,000
Securities sold under agreements to repurchase	22,941,000	25,642,000
FHLB advances	42,500,000	24,500,000
Other liabilities	2,038,000	2,288,000
Subordinated debt	7,217,000	7,217,000
Total liabilities	646,580,000	644,461,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	77,012,000	74,728,000
Total stockholders' equity	97,012,000	94,728,000

Total liabilities and stockholders' equity	$743,592,000	$739,189,000

Equity to assets ratio	13.05%	12.82%
Common shares outstanding	3,251,000	3,248,000
Book value per common share	$23.69	$23.01
Closing market price	24.08	21.50

Nonperforming asset data as of:	September 30, 2012	June 30, 2012

Nonaccrual loans	$5,495,000	$2,398,000
Accruing loans 90 days or more past due	-	-
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	5,495,000	2,398,000
Other real estate owned (OREO)	1,112,000	1,426,000
Personal property repossessed	26,000	9,000
Nonperforming investment securities	125,000	125,000
Total nonperforming assets	$6,758,000	$3,958,000

Total nonperforming assets to total assets	0.91%	0.54%
Total nonperforming loans to gross loans	0.89%	0.41%
Allowance for loan losses to nonperforming loans	147.06%	312.43%
Allowance for loan losses to gross loans	1.31%	1.27%

Performing troubled debt restructurings	$3,271,000	$3,138,000

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended
Average Balance Sheet Data:	September 30, 2012	September 30, 2011

Interest-bearing cash equivalents	$11,908,000	$44,281,000
Available for sale securities and membership stock	75,048,000	66,778,000
Loans receivable, gross	602,995,000	565,966,000
Total interest-earning assets	689,951,000	677,025,000
Other assets	45,010,000	27,856,000
Total assets	$734,961,000	$704,881,000

Interest-bearing deposits	$520,761,000	$532,049,000
Securities sold under agreements to repurchase	24,567,000	25,790,000
FHLB advances	34,129,000	33,500,000
Subordinated debt	7,217,000	7,217,000
Total interest-bearing liabilities	586,674,000	598,556,000
Noninterest-bearing deposits	52,114,000	36,968,000
Other noninterest-bearing liabilities	367,000	4,415,000
Total liabilities	639,155,000	639,939,000

Preferred stock	20,000,000	17,364,000
Common stockholders' equity	75,806,000	47,578,000
Total stockholders' equity	95,806,000	64,942,000

Total liabilities and stockholders' equity	$734,961,000	$704,881,000

	For the three-month period ended
Summary Income Statement Data:	September 30, 2012	September 30, 2011

Interest income:
Cash equivalents	$19,000	$29,000
Available for sale securities and membership stock	489,000	630,000
Loans receivable	8,854,000	9,555,000
Total interest income	9,362,000	10,214,000
Interest expense:
Deposits	1,580,000	2,283,000
Securities sold under agreements to repurchase	48,000	60,000
FHLB advances	255,000	339,000
Subordinated debt	59,000	54,000
Total interest expense	1,942,000	2,736,000
Net interest income	7,420,000	7,478,000
Provision for loan losses	611,000	517,000
Noninterest income	1,060,000	1,116,000
Noninterest expense	4,138,000	3,783,000
Income taxes	1,141,000	1,444,000
Net income	2,590,000	2,850,000
Less: effective dividend on preferred shares	195,000	230,000
Net income available to common shareholders	$2,395,000	$2,620,000

Basic earnings per common share	$0.74	$1.25
Diluted earnings per common share	0.72	1.21
Dividends per common share	0.15	0.12
Average common shares outstanding:
Basic	3,248,000	2,096,000
Diluted	3,343,000	2,167,000

Return on average assets	1.41%	1.62%
Return on average common shareholders' equity	12.6%	22.0%

Net interest margin	4.30%	4.42%
Net interest spread	4.11%	4.20%

Efficiency ratio	48.8%	44.0%